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                                                                    EXHIBIT 3.30

                            ARTICLES OF INCORPORATION
                           Domestic Profit Corporation

         These Articles of Incorporation are signed by the incorporator(s) for the purpose of forming a profit corporation pursuant to the provisions of Act 284, Public Acts of 1972, as amended, as follows:

                                    Article I

The name of the corporation is Michigan Psychiatric Services, Inc.

                                   Article II

The purpose or purposes for which the corporation is organized is to engage in any activity within the purposes for which corporations may be organized under the Business Corporation Act of Michigan. The corporation will invest in and provide management, consultation and other services to psychiatric hospitals and other psychiatric institutions.

                                   Article III

The total authorized capital stock is:

1.       Common Shares $50,000                          Par Value Par Share $1.00
                        -----------------------                              ---------------------------
         Preferred Shares                               Par Value Per Share $
                          ---------------------                              ---------------------------
         and/or shares without par value as follows

2.       Common Shares                                  Stated Value Per Share $
                       ------------------------                                 ------------------------
         Preferred Shares                               Stated Value Per Share $
                          ---------------------                                 ------------------------

3. A statement of all or any of the relative rights, preferences and limitations of the shares of each class is as follows:


                                   Article IV

1. The address of the initial registered office is 4300 City National Bank Building, Detroit, Michigan 48226.

2.       Mailing address of the initial registered office.

3. The name of the initial resident agent at the registered office is Grady Avant, Jr.


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                                    Article V

The name(s) and address(es) of the incorporator(s) is (are) as follows:

Name                     Resident or Business Address

Grady Avant, Jr.         4300 City National Bank Building
                         Detroit, Michigan  48226

                                   Article VI

When a compromise or arrangement or a plan of reorganization of this corporation is proposed between this corporation and its creditors or any class of them or between this corporation and its shareholders or any class of them, a court of equity jurisdiction within the state on application of this corporation or of a creditor or shareholder thereof, or on application of a receiver appointed for the corporation, may order a meeting of the creditors or class of creditors or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or reorganization, to be summoned in such manner as the court directs. If a majority in number representing 3/4 in value of the creditors or class of creditors, or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or a reorganization, agree to a compromise or arrangement or a reorganization of this corporation as a consequence of the compromise or arrangement, the compromise or arrangement and the reorganization, if sanctioned by the court to which the application has been made, shall be binding on all the creditors or class of creditors, or on all the shareholders or class of shareholders and also on this corporation.

                                   Article VII
                                    Optional

Any action required or permitted by this act to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting of which all shares entitled to vote thereon were present and voted.

Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to shareholders who have not consented in writing.


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                                  Article VIII

Each of the holders of the common stock of this corporation shall have the preemptive right to subscribe for and purchase his proportional part of any stock now or hereafter authorized to be issued, or shares held in the treasury of this corporation or securities convertible into stock, whether issued for oath or other consideration or by way of dividend or otherwise.

I (We) the incorporator(s) sign my (our) name(s) this 20th day of July, 1982.



                                                            /s/ Grady Avant, Jr.
                                                            --------------------


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